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Exhibit 4.10

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY GAMING OR OTHER REGULATORY AUTHORITY. THIS NOTE IS BEING OFFERED PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAW AND CANNOT BE RESOLD UNLESS IT IS SUBSEQUENTLY REGISTERED UNDER SUCH LAWS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE. NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, ANY GAMING OR OTHER REGULATORY AUTHORITY HAS PASSED ON, RECOMMENDED, OR ENDORSED THE MERITS OF THIS NOTE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

8.0% PROMISSORY NOTE
("Interest Note")

Aggregate Principal Amount: $2,474,400

Principal Amount of This Note: $

Issue Date:                        , 200

No. 1 of            Notes for the Aggregate Principal Amount

        FOR VALUE RECEIVED, Trans World Corporation, a Nevada corporation ("TWC"), and TWG International U.S. Corporation, a wholly-owned subsidiary of TWC and a Nevada corporation (which, together with TWC, is hereinafter collectively referred to, and obligated as, "Borrower"), hereby jointly and severally promise to pay to the order of                        , whose address is                        ("Lender"), the principal sum of                         Dollars and            cents ($                        ) (the "Principal Amount"), together with interest as set forth below, payable in lawful money of the United States of America in accordance with the terms of this 8.0% Promissory Note (the "Note").

        1.    Payments.

        (a)  (i) During the period beginning on the Issue Date hereof and ending 36 months after the Issue Date on                        , 200    (the "Maturity Date"), interest shall accrue on the outstanding Principal Amount at the simple rate of eight percent (8.0%) per annum.

          (ii)  Any payment of the Principal Amount or accrued but unpaid interest which is not paid when due hereunder shall bear interest at the Highest Lawful Rate until such payment and the said interest thereon is paid. If the entire unpaid Principal Amount and accrued but unpaid interest is not paid on or before the earlier to occur of the Maturity Date (as defined below) or any acceleration of payment permitted hereby, all unpaid amounts of this Note, including principal and interest, shall thereafter bear interest at the Highest Lawful Rate until paid. For purposes of this Note, "Highest Lawful Rate" shall mean at the particular time in question the lesser of seventeen percent (17%) or the maximum rate of interest which, under Applicable Law, Lender is then permitted to charge Borrower on this Note. If the maximum rate of interest which, under Applicable Law, Lender is permitted to charge Borrower on this Note shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective date of each change in the Highest Lawful Rate upon notice by Lender to Borrower. For purposes of this Note, "Applicable Law" shall mean the laws of the United States of America applicable to contracts made or performed in the State of New York, now or at any time hereafter prescribing maximum rates of interest or eliminating maximum rates of interest on loans and extensions of credit. Interest shall be calculated on the basis of a 360 day year consisting of twelve 30 day months.

        (c)  Commencing on the first day of the month immediately following the Issue Date and continuing on the first day of each month thereafter, the Borrower shall make 36 consecutive equal monthly installment payments of principal and interest until the Maturity Date. Each monthly installment payment of principal and interest for the term of this Note is $                        .

        (d)  The amount so payable on any such payment date shall be made by the Borrower by check and mailed by U.S. mail, postage prepaid, to the Lender at the address of the Lender set forth above, or to the last known address as set forth in the Note register maintained by the Borrower, provided that such payment date is a Business Day, and if it is not a Business Day, payment shall be made on the next Business Day thereafter. For purposes of this Note, a "Business Day" is any day that commercial banks in the City of New York, New York are open for business, other than a Saturday or Sunday.

        2.    Maturity Date.    All accrued and unpaid principal and interest and all accrued and unpaid expenses, if any, shall be due and payable on the Maturity Date, if a Business Day, and if not a Business Day, then on the next Business Day occurring thereafter. The Principal Amount of this Note at any time shall be the unpaid Principal Amount thereof at such time, which may be less than the original Principal Amount set forth on the face of this Note. Upon the payment of the entire Principal Amount and all accrued but unpaid interest thereon and any expenses due and owing hereunder, this Note shall automatically, without the act of any party, be cancelled, terminated and rendered null and void.

        3.    Prepayments.

        (a)  Subject to the provisions of Section 4 of this Note, Borrower may, without premium or penalty, prepay all or any portion of the outstanding Principal Amount plus accrued and unpaid interest to the date of payment of this Note at any time, or from time to time, prior to the Maturity Date.

        (b)  The Lender may not compel the Borrower to prepay all or any portion of the Principal Amount or any interest thereon unless an Event of Default shall have occurred and be continuing and then, only in accordance with Section 6 hereof.

        (c)  Any prepayment permitted by this Section 3 may only be made by Borrower if (i) such prepayment is not prohibited by the terms governing a specific Senior Debt Obligation (as defined in Section 4); and (ii) Borrower has paid, or will pay with such prepayment, all interest on the outstanding Principal Amount of this Note accrued through the date of prepayment.

        4.    Ranking.    This Note shall be ranked equally with all other debt of the Borrower except that upon the express request of any financial institution lender, the indebtedness evidenced by this Note shall be subordinate and junior to Borrower's indebtedness for money borrowed from time to time from such financial institution (which shall be defined as any bank, finance company, pension fund, insurance company or other institutional lender) which by its terms is designated as Senior Debt, whether or not such indebtedness is secured by any assets of Borrower (the "Senior Debt"). Unless otherwise agreed by the holder hereof, this Note will be subordinate to the Senior Debt to the extent and in the manner hereinafter set forth:

        (a)  All indebtedness, obligations and liabilities owing by Borrower pursuant to, or in respect of, this Note shall be, and remain, junior and subordinate to any and all indebtedness, obligations and liabilities owing by Borrower pursuant to, or in respect of, the Senior Debt, whether now existing or hereafter arising, whether direct or indirect, secured or unsecured, absolute or contingent, joint or several, and howsoever owned, held or acquired whether through discount, purchase, direct loan or as collateral or otherwise, and to any interest and charges payable pursuant to, or in respect of, the Senior Debt after the commencement of insolvency proceedings by or against the Borrower (collectively, the "Senior Debt Obligations"). For purposes of this Note, the Variable Rate Promissory Notes due                        , 20    shall be considered junior in ranking to this Note.

        (b)  So long as any Senior Debt Obligations shall remain outstanding and unpaid, no payment of principal or interest (notwithstanding the expressed maturity or any time for the payment of principal of or interest on this Note) shall be made on this Note, and the holder of this Note agrees not to take steps, whether by suit or otherwise, to compel or enforce the collection of this Note or to use this Note by way of counterclaim, setoff, recoupment or otherwise so as to diminish, discharge or otherwise satisfy in whole or in part any indebtedness or liability of the holder of this Note to Borrower, whether now existing or hereafter arising and howsoever evidenced; provided, however, that notwithstanding the foregoing, so long as no event of default (under the terms of the Senior Debt) exists or would be caused thereby, and none of the events hereinafter set forth in Section 4(c) have occurred, Borrower may make regularly scheduled payments of interest and principal pursuant to the terms of this Note. No prepayment of this Note shall be permitted until Borrower obtains in writing any consents required under any document evidencing, securing or otherwise relating to the Senior Debt (the "Senior Loan Documents").

        (c)  In the event of any distribution, dividend or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of Borrower or of the proceeds thereof to the creditors of Borrower or upon any indebtedness of Borrower, occurring by reason of the liquidation, dissolution or other winding up of Borrower, or by reason of any execution sale, or bankruptcy, receivership, reorganization, arrangement, insolvency, liquidation or foreclosure proceeding of or for Borrower or involving its property (an "Event of Insolvency"), except as provided above, the holder of this Note shall not be entitled to receive or retain any dividend, distribution or application on or in respect of principal of or interest on this Note received after written notice of such Event of Insolvency has been provided to Lender by the Borrower or the holder of the Senior Debt unless and until all of the Senior Debt Obligations shall have been paid and satisfied in full, and any dividend, distribution or application otherwise payable in respect of this Note shall be paid and applied on the Senior Debt Obligations until such Senior Debt Obligations have been fully paid and satisfied. The holders of the Senior Debt (or their authorized representatives) are irrevocably authorized and empowered, in their discretion, to make and present for or on their behalf, such proofs of claim against Borrower on account of this Note as they may deem expedient or proper and to vote such proofs of claim in any of the proceedings described above.

        (d)  In case that, despite the provisions above, any payment or distribution shall be paid or delivered to the holder of this Note in violation or contravention of the terms hereof before all Senior Debt Obligations shall have been paid in full, such payment or distribution shall be held in trust for and immediately paid and delivered to the holders of the Senior Debt (or their duly authorized representatives), until the Senior Debt obligations shall have been paid in full.

        (e)  Except as otherwise set forth herein, neither the Borrower nor the holders of the Senior Debt need at any time to give the holder of this Note notice of the creation or existence of any Senior Debt Obligations, nor of the amount or terms thereof, all such notice being expressly waived. The holders of the Senior Debt shall be permitted at any time, from time to time, without the consent of or notice to the holder of this Note, without incurring responsibility to the holder of this Note, and without impairing or releasing the obligation of the holder of this Note hereunder, to (i) renew, refund, assign or extend the maturity of any Senior Debt, or any part thereof, or otherwise revise, amend or alter the terms and conditions thereof; (ii) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged, mortgaged or otherwise hypothecated or subjected to a lien to secure any Senior Debt; and (iii) exercise or refrain from exercising any rights against Borrower and otherwise, including the holders of the Notes, including the holder of this Note.

        (f)    The provisions of Section 4 are for the purpose of defining the relative rights of the holders of the Senior Debt on the one hand and the holder of this Note on the other hand. Nothing herein will impair Borrower's obligation to the holder of this Note to pay to such holder both principal and interest in accordance with the terms of this Note. No provision of this Section 4 shall be deemed to subordinate, to any extent, any claim or right of the holder of this Note to any claim against Borrower by any creditor or any other person, including any other holder of a Note, except to the extent expressly provided in this Section 4.

        5.    Security.    This Note, and the indebtedness evidenced hereby, shall be unsecured.

        6.    Lender's Rights Upon Default.

        (a)  The occurrence of any of the following events, whether such occurrence is voluntary or involuntary or comes about or is affected by operation of law or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental authority, shall constitute an "Event of Default:"

          (i)    Borrower shall fail to pay the Principal Amount of the Note or accrued and unpaid interest and accrued and unpaid expenses, if any, thereon on any payment date set forth in Section 1(c) hereof or on the Maturity Date and such sum shall remain unpaid for a period of 15 days after the date payment is due;

          (ii)  Borrower shall be in default under any Senior Debt Obligation, which default is not cured within the time allowed by such Senior Debt Obligation and such default effectuates the enforcement of the subordination provisions of this Note by the holder of the Senior Debt Obligation;

          (iii)  Borrower shall admit an inability to pay its debts as they mature, or shall make a general assignment for the benefit of any of its creditors;

          (iv)  Proceedings in bankruptcy, or for reorganization of Borrower for the readjustment of any of its debts, under the United States Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by Borrower or shall be commenced against Borrower and shall not be dismissed within 30 days of their commencement; or

          (v)  A receiver or trustee shall be appointed for Borrower or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of Borrower, and if such appointment or proceedings are involuntary, such receiver or trustee shall not be discharged within 30 days of appointment, or such proceedings shall not be discharged within 30 days of their commencement, or Borrower shall discontinue its business(es) or materially change the nature of its business(es).

        (b)  Each Event of Default or default under this Note shall be as to this Note only and shall not be considered to be an event of default under: (i) any other Interest Note, any Replacement Note or any junior or pari passu debt, unless and only to the extent that, Borrower has actually incurred an Event of Default or has defaulted under the individual subject Interest Note, Replacement Note or junior or pari passu debt, or (ii) except as otherwise provided in the Senior Debt Obligation, any Senior Debt. Notwithstanding the above, Borrower shall give prompt notice to Lender of the occurrence of any Event of Default under any Interest Note, any Replacement Note, any junior or pari passu debt or any Senior Debt.

        (c)  Time is of the essence in the performance of this Note. If an Event of Default exists and is not cured within the time permitted above, then the Principal Amount under this Note at the time outstanding shall immediately become due and payable, together with unpaid interest then accrued thereon without presentment, demand, protest or notice of any kind, including notice of intent to accelerate the payment of the unpaid Principal Amount of this Note or of notice of acceleration, all of which are hereby waived by the Borrower. Lender may also proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this

Note, or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder of this Note.

        7.    Application of Funds.    All sums realized by Lender on account of this Note, from whatever source received, shall be applied first to any fees, costs and expenses (including reasonable and documented attorney's fees) incurred by Lender under this Note only, second to accrued and unpaid interest, and then to the repayment of the Principal Amount.

        8.    Attorney's Fees and Costs.    If an Event of Default shall occur, and in the event that thereafter this Note is placed in the hands of an attorney for collection, or in the event this Note is collected in whole or in part through legal proceedings of any nature, then and in any such case Borrower promises to pay, and there shall be added to the unpaid Principal Amount hereof, all reasonable and documented costs of collection, including but not limited to reasonable attorneys' fees incurred by the Lender, on account of such collection, whether or not suit is filed.

        9.    Governing Law.    THIS NOTE IS MADE AND DELIVERED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        10.    No Recourse Against Individual.    No recourse under or upon any obligation, covenant or agreement contained in this Note or because of any indebtedness evidenced hereby, shall be had against any incorporator, or against any past, present or future stockholder, officer, director, employee or creditor, as such, of the Borrower or any subsidiary or affiliate of the Borrower, whether directly or through the Borrower under any constitution, statute or regulation or by the due enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the Lender by the acceptance of this Note and as a part of the consideration for its issuance.

        11.    Miscellaneous.

        (a)  The rights and privileges of Lender under this Note shall inure to the benefit of its successors and permitted assigns. All representations, warranties and agreements of Borrower made in connection with this Note shall bind Borrower's successors and permitted assigns.

        (b)  Borrower may not assign this obligation to any subsidiary of Borrower without Lender's prior written consent. Nothing shall prevent this Note from being assigned by operation of law to any entity or person that acquires control of Borrower by merger, a sale of all or substantially all of its assets and liabilities or otherwise.

        (c)  This Note has not been registered under the Securities Act of 1933, as amended, with the Securities and Exchange Commission and cannot be sold, transferred, assigned, pledged or disposed of by Lender unless it is so registered or unless exemptions from registration are available and unless the Lender provides to the Borrower an opinion of counsel satisfactory to Borrower.

        (d)  If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

        (e)  The waiver of any Event of Default or the failure of Lender to exercise any right or remedy to which it may be entitled shall not be deemed to be a waiver of any subsequent Event of Default or of Lender's right to exercise that or any other right or remedy to which Lender is entitled. No waiver by the Lender of any Event of Default under this Note shall serve as a waiver as to any Event of Default under any other Interest Note and no waiver by any other lender under any other Interest Note shall serve as a waiver of an Event of Default under this Note. No delay on the part of the Lender in the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. Enforcement by the Lender of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

        (f)    All notices, requests, demands, and other communications required or permitted under this Note shall be in writing and shall be (as elected by the party giving such notice) hand delivered by messenger or overnight courier service, or mailed by United States mail (postage prepaid), registered or certified, return receipt requested, addressed as follows:

To Borrower:	Trans World Corporation
TWG International U.S. Corporation
545 Fifth Avenue
Suite 940
New York, New York 10017
Attn: Rami S. Ramadan, Chief Executive Officer
Telephone Number: (212) 983-3355
Telecopier Number: (212) 983-8129
With copies to (which shall not constitute notice):
Elias, Matz, Tiernan & Herrick L.L.P 734 15th Street, N.W., 12th Floor Washington, D.C. 20005 Attn: Jeffrey A. Koeppel, Esq. Telephone Number: 202-347-0300 Telecopier Number: 202-347-2172
To Lender:	[Name] [Street Address] [City, State Zip] Attn: Telephone Number: Telecopier Number:

        Each notice shall be deemed delivered (x) on the date delivered if by personal delivery or by overnight courier, or (y) on the date shown on the return receipt as the date of delivery in the United States mail (postage prepaid) by registered or certified mail or (z) on the date of the signature release if sent by overnight courier. By giving to the other party at least 15 days' written notice, the parties to this Note and their respective successors and permitted assigns shall have the right from time to time and at any time during the term of this Note to change their respective addresses.

        (g)  All agreements between Borrower and the Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the final maturity date of this Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to Lender exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lender in excess of the maximum amount permissible under Applicable Law, the interest payable to the Lender shall be reduced to the maximum amount permissible under Applicable Law, and if from any circumstance Lender shall ever receive anything of value deemed interest by the Applicable Law in excess of the maximum amount permissible under the Applicable Law, an amount equal to the excessive interest shall be applied to the reduction of the Principal Amount hereof and not to the payment of interest, or if such excessive amount of interest exceeds the unpaid Principal Amount hereof, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to the Lender shall, to the extent permitted by the Applicable Law, be amortized, prorated, allocated and spread throughout the full period (including any renewal or extension) until payment in full of the Principal Amount so that the interest hereon for such full period shall not exceed the maximum amount permissible under the Applicable Law. The Lender expressly disavows any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible under the Applicable Law.

        (h)  Nothing contained in this Note shall in any manner be construed as creating any relationship between Lender and Borrower other than as creditor and debtor.

        (i)    The terms of this Note, are intended by the parties hereto as a final expression of their agreement with respect to the subject matter hereof, and may not be construed by evidence of any prior or contemporaneous instrument. This Note constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any proceedings, if any (judicial or otherwise), involving this Note, except for evidence of a written modification entered into subsequent to the date of this Note which is signed by the Borrower and the Lender.

        (j)    Headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

        IN WITNESS WHEREOF, Borrower has duly executed this Note the day and year first above written.

TRANS WORLD CORPORATION
By:	Name: Rami S. Ramadan Title: Chief Executive Officer
TWG INTERNATIONAL U.S. CORPORATION
By:	Name: Rami S. Ramadan Title: Chief Executive Officer
Agreed and accepted as of the Issue Date:
LENDER:

By:

Name:

Title:

NOTICE AND CERTIFICATION OF
NO ORAL AGREEMENTS
(Interest Note)

        This Notice and Certification of No Oral Agreements (this "Agreement") is made by and among Value Partners, Ltd., a Texas Limited Partnership ("Lender"), and Trans World Corporation, a Nevada corporation and TWG International U.S. Corporation, a Nevada corporation (collectively, the "Borrower"), as of                , 200    .

        Lender hereby gives the following notice to Borrower and Borrower hereby acknowledges and agrees with such notice:

  THE WRITTEN NOTE WITH ISSUE DATE OF                        , 200    FROM BOROWER TO LENDER REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THE NOTE.

  FOR PURPOSES OF THIS NOTICE, THE WRITTEN LOAN DOCUMENTS ARE COMPRISED OF THE FOLLOWING (both of which are dated                        , 200    ):

    1.
    8.0% Promissory Note; and,

    2.
    Notice and Certification of No Oral Agreements.

        This Agreement may be executed in separate or multiple counterparts by the parties, and all of such counterparts shall be considered as one and the same instrument notwithstanding the fact that various counterparts are signed by only one or more of the parties, and all of such Agreements shall be deemed but one and the same Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.
SIGNATURES APPEAR ON NEXT PAGE.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written.

LENDER:
VALUE PARTNERS, LTD.
By:

Name:	Timothy G. Ewing
Title:	Managing Partner of Ewing & Partners General Partner of Value Partners, Ltd.
BORROWER:
TRANS WORLD CORPORATION, A NEVADA CORPORATION
By:

Name:

Title:

TWG INTERNATIONAL U.S. CORPORATION, A NEVADA CORPORATION
By:

Name:

Title:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

        BEFORE ME, the undersigned authority, on this day personally appeared                        , the Managing Partner of Ewing & Partners, general partner of Value Partners, Ltd. who stated that he has read the foregoing, and that the information contained therein is within his personal knowledge and is true and correct.

        SUBSCRIBED AND SWORN TO BEFORE ME, on this the            day of                        , 2003 to certify with my hand and seal of office.

Notary Public in and for the State of Texas My Commission Expires:

Printed Name of Notary Public
[Notarized Seal]

STATE OF NEW YORK	§
§
COUNTY OF NEW YORK	§

        BEFORE ME, the undersigned authority, on this day personally appeared                        , the                        of Trans World Gaming Corp. who stated that he has read the foregoing, and that the information contained therein is within his personal knowledge and is true and correct.

        SUBSCRIBED AND SWORN TO BEFORE ME, on this the            day of                        , 2003 to certify with my hand and seal of office.

Notary Public in and for the State of New York My Commission Expires:

Printed Name of Notary Public
[Notarized Seal]

STATE OF NEW YORK	§
§
COUNTY OF NEW YORK	§

        BEFORE ME, the undersigned authority, on this day personally appeared                        , the                        of TWG International U.S. Corporation who stated that he has read the foregoing, and that the information contained therein is within his personal knowledge and is true and correct.

        SUBSCRIBED AND SWORN TO BEFORE ME, on this the            day of                        , 2003 to certify with my hand and seal of office.

Notary Public in and for the State of New York My Commission Expires:

Printed Name of Notary Public
[Notarized Seal]

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NOTICE AND CERTIFICATION OF NO ORAL AGREEMENTS (Interest Note)